Exhibit 99.3

JMP GROUP LLC

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

NOTICE OF SHARE APPRECIATION RIGHT AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted a Share Appreciation Right Award (“SAR”), subject to the terms and conditions of this Notice of Share Appreciation Right Award (the “Notice”), the JMP Group LLC Amended and Restated Equity Incentive Plan (the “Plan”) and the attached Share Appreciation Right Award Agreement (the “SAR Agreement”). Unless otherwise defined herein, the capitalized and undefined terms used in this Notice and the SAR Agreement shall have the same meaning as defined in the Plan.

Award Number	No. ___

Date of Award	_______ __, 201_

Vesting Date	_______ __, 201_

Base Price per Share (on Date of Award)	$_______

Number of shares Representing Limited Liability Company Interests in JMP Group LLC Subject to the SAR (the “Shares”)	________

Exercise Period	_______ __, 201_ to _______ __, 201_ (the “Expiration Date”)

Vesting Criteria:

Subject to the Grantee’s Continuous Service through and including the Vesting Date (except in the cases of death or “Disability” (as defined in Annex 1 attached hereto)), and the other limitations set forth in this Notice, the Plan and the SAR Agreement, the SAR shall vest in full on the Vesting Date.

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Exercise:

The SAR shall remain outstanding and, if vested, may be exercised by the Grantee no earlier than _______ __, 201_, and no later than _______ __, 201_, subject to the other terms and conditions of the SAR Agreement.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the SAR is to be governed by the terms and conditions of this Notice, the Plan and the SAR Agreement.

JMP Group LLC,

a Delaware limited liability company

__________________________________

By:

Title:

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THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE SAR SHALL VEST, IF AT ALL, ONLY IN THE MANNER SET FORTH HEREIN (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THE SAR). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE SAR AGREEMENT OR THE PLAN SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE GRANTEE’S CONTINOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY, OR THE RELATED ENTITY TO WHICH THE GRANTEE PROVIDES SERVICES, TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY OR HIS/HER AFFILIATED EMPLOYER ENTITY TO THE CONTRARY, THE GRANTEE’S STATUS IS AND SHALL REMAIN AT WILL.

The Grantee acknowledges (i) receipt of a copy of the attached SAR Agreement, and (ii) prior receipt of, and/or access to, the Plan, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the SAR subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Plan and the SAR Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all relevant provisions of this Notice, the Plan and the SAR Agreement. The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the SAR Agreement shall be resolved by the Administrator in accordance with Section 17 of the SAR Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Date:
Grantee’s Signature

Grantee’s Printed Name

Address

City, State & Zip

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Award Number:

JMP GROUP LLC

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

SHARE APPRECIATION RIGHT AWARD AGREEMENT

1.     Grant of SAR. JMP Group LLC, a Delaware limited liability company (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Share Appreciation Right Award (the “Notice”), a Share Appreciation Right Award (“SAR”) at the Base Price per Share set forth in the Notice, subject to the terms and provisions of the Notice, this Share Appreciation Right Award Agreement (the “SAR Agreement”) and the Company’s Amended and Restated Equity Incentive Plan (the “Plan”), which are incorporated herein by reference.

2.     Exercise of SAR.

(a)     In General.The Grantee shall have the right to exercise the SAR in accordance with the Notice and the applicable provisions of the Plan and this SAR Agreement.

(b)     Only One Exercise.The Grantee shall be permitted to exercise the SAR only once (i.e., with respect to all of the Shares), if at all, no earlier than _______ __, 201_, and no later than the Expiration Date, subject to the applicable provisions of the Plan and this SAR Agreement.

(c)     Method of Exercise. The SAR shall be exercisable by delivery of an exercise notice (a form of which is attached hereto as Exhibit A), or by such other procedure as specified from time to time by the Administrator, which notice shall also include such other provisions as may be required from time to time by the Administrator. The exercise notice shall be delivered to the Company in person, by certified mail, or by such other method (including electronic transmission) as determined from time to time by the Administrator, and if the Grantee elects to receive payment of the SAR in Shares in lieu of cash, such notice must be accompanied by payment of all applicable income and employment taxes required to be withheld. The Fair Market Value (as defined in the Plan) shall be determined as of the date the exercise notice is received by the Company.

3.     Change in Control. The SAR shall be subject to the provisions of Section 11 of the Plan, provided that, with respect to Section 11(b) relating to the acceleration of the SAR in the event of a Change in Control (as defined in Annex 1 attached hereto), Annex 1 shall apply.

4.     Taxes. No Shares will be delivered or payments shall be made to the Grantee or other person pursuant to the exercise of the SAR until the Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of applicable income tax and employment tax withholding obligations. Upon exercise of the SAR, the Company or the Grantee’s employer may offset or withhold (from any amount owed by the Company or the Grantee’s employer to the Grantee) or collect from the Grantee or other person an amount sufficient to satisfy such tax withholding obligations. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the SAR, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

5.     Fractional Shares. In no event shall the Company issue fractional Shares if the Grantee elects to receive payment of the SAR in Shares in lieu of cash.

6.     Payments Upon Exercise. Upon exercise of the SAR, the Grantee shall be entitled to receive a cash amount equal to (a) the amount by which the Fair Market Value of a Share as of the exercise date exceeds the Base Price per Share, as set forth in the Notice, multiplied by (b) the number of Shares, as set forth in the Notice. In the event that such amount equals or is less than $0.00, no payment shall be made to the Grantee. Payment shall be made in cash within fifteen (15) business days of any exercise. Notwithstanding the foregoing, the Grantee may request in his or her notice of exercise that in lieu of the cash amount described above, that the Company deliver the Grantee a whole number of Shares with an aggregate Fair Market Value (measured as of the date of exerciseby the Grantee) equal to such cash payment. In the event that the Grantee’s election to receive Shares in lieu of a cash payment would result in the issuance of a fractional Share, the Grantee shall have no right to receive any such fractional Share or any cash payment in lieu thereof.

7.     Section 16(b). Notwithstanding any provision of this SAR Agreement to the contrary, if the Grantee’s exercise of the SAR would subject the Grantee to suit under Section 16(b) of the Exchange Act, the SAR shall remain exercisable until the earliest to occur of (a) the tenth (10th) day following the date on which such exercise by the Grantee would no longer be subject to such suit, (b) the one hundred and ninetieth (190th) day after the Grantee’s termination of Continuous Service, or (c) the Expiration Date set forth in the Notice.

8.     Restrictions on Exercise. The SAR may not be exercised if such exercise would constitute a violation of (i) any Applicable Laws, or (ii) the Company’s pre-clearance and blackout policy. If the exercise of the SAR is prevented by the provisions of this Section 8, the SAR shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the SAR is exercisable, but in any event no later than the Expiration Date set forth in the Notice.

9.     Termination of Continuous Service. In the event the Grantee’s Continuous Service terminates prior to the Vesting Date, at any time or for any reason, the Grantee’s right to exercise the SAR shall, except as set forth in Sections 10 and 11 hereof or as otherwise determined by the Administrator, terminate concurrently with the termination of the Grantee’s Continuous Service. In the event of the Grantee’s change in status from Employee, Director or Consultant to any other status of Employee, Director or Consultant, the SAR shall remain in effect and the SAR shall continue to vest in accordance with the Notice. To the extent that the SAR was unvested as of the day immediately preceding the Vesting Date, or if the Grantee does not exercise the vested SAR prior to 11:59 P.M. Pacific Time of the Expiration Date, the SAR shall terminate.

10.     Disability of Grantee.In the event the Grantee’s Continuous Service terminates as a result of his or her “Disability” (as defined in Annex 1 attached hereto) prior to the Vesting Date, the SAR may continue to vest, subject to the Grantee’s continued compliance with the Grantee Covenants set forth in Annex 1. In the event Grantee does not breach any of said covenants prior to the Vesting Date, or the Grantee’s Continuous Service terminates on or after the Vesting Date due to his or her Disability, Grantee may exercise the SAR in accordance with the terms hereof.

11.     Death of Grantee.In the event of the termination of the Grantee’s Continuous Service as a result of his or her death prior to the Vesting Date, the SAR shall vest in full as of the date of death. Regardless of when his or her death occurs, the person who acquired the right to exercise the SAR pursuant to Section 12(b) may exercise the SAR, if vested, during the period beginning January 1, 2018, and ending on the Expiration Date (subject to the other terms hereof and in the Plan). If the vested SAR is not exercised prior to 11:59 P.M. Pacific Time of the Expiration Date, the SAR shall terminate.

12.     Transferability of SAR.The SAR shall not be transferable except in accordance with the following provisions:

(a)     Limit on Transfers. During the Grantee’s lifetime, the SAR shall be exercisable only by the Grantee or by the legal guardian of a Disabled Grantee.

(b)     Dispositions to Beneficiaries. A Grantee shall have the right to designate a beneficiary who shall be entitled to exercise his/her SAR (subject to its terms and conditions) following the Grantee’s death, and to whom any amounts payable following the Grantee’s death shall be paid. Such designation shall be made in such manner and in accordance with such procedures as may be established by the Administrator from time to time. If no beneficiary designation has been made to the Administrator at the time of a Grantee’s death, then the Grantee’s beneficiary shall be deemed to be the Grantee’s estate or heirs pursuant to the laws of descent and distribution. In order to exercise a SAR after the Grantee’s death, the beneficiary, or if no beneficiary designation has been made, the personal representative of Grantee’s estate or Grantee’s lawful heirs, must agree to be bound by the provisions of the Plan and this SAR Agreement and to be treated as the “Grantee” under the Plan and the SAR Agreement. All references to a “Grantee” under the Plan and this SAR Agreement shall be deemed to refer to the Grantee’s beneficiaries, the personal representative of Grantee’s estate or Grantee’s heirs, as applicable after his or her death; provided, however, that references in the Plan or this SAR Agreement to the employment of a Granteeor to the termination of such employment or to any competitive activity by a Granteeshall continue to refer to the employment or any competitive activity of the Grantee.

13.     Term of SAR. The SAR may not be exercised later than the Expiration Date set forth in the Notice (or such earlier date as may otherwise be provided herein). After the Expiration Date or such earlier date, the SAR shall be of no further force or effect and may not be exercised.

14.     Tax Consequences. The Grantee will incur a tax liability as a result of the Grantee’s exercise of the SAR. THE GRANTEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE SAR.

15.     Entire Agreement: Governing Law. The Notice, the Plan and this SAR Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice, the Plan and this SAR Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties to the SAR Agreement. The Notice, the Plan and this SAR Agreement are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Should any provision of the Notice, the Plan or this SAR Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

16.     Construction. The captions used in the Notice and this SAR Agreement are inserted for convenience and shall not be deemed a part of the SAR for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

17.     Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this SAR Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

18.     Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

19.     Applicability of the Plan.The SAR is subject to all provisions of the Plan and all determinations of the Committee made in accordance with the terms of the Plan. By executing this SAR Agreement, the Participant expressly acknowledges (a) receipt of the Plan, and (b) the applicability of all provisions of the Plan to the SAR.Except with respect to Section 3 of this SAR Agreement, in the event of any inconsistency between this SAR Agreement and the Plan, the Plan shall control.

END OF AGREEMENT

EXHIBIT A

JMP GROUP LLC

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

EXERCISE NOTICE

JMP GROUP LLC

Attention: Chief Financial Officer

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

1.     Exercise of SAR. The undersigned (the “Grantee”) hereby elects to exercise the Grantee’s Share Appreciation Right with respect to ______ shares of limited liability company interests (the “Shares”) in JMP Group LLC (the “Company”) under and pursuant to the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) and the Share Appreciation Right Award Agreement (the “SAR Agreement”) and Notice of Share Appreciation Right Award (the “Notice”) dated ______________, ________. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Exercise Notice.

2.     Representations of the Grantee. The Grantee acknowledges that the Grantee has received, read and understood the Notice, the Plan and the SAR Agreement and agrees to abide by and be bound by their terms and conditions.

3.     Payments Upon Exercise. By delivering this Notice, the Grantee shall be entitled to receive an amount equal to (a) the amount by which the Fair Market Value of a Share on the date this Notice is received by the Company exceeds the Base Price per Share, as set forth in the Notice, multiplied by (b) the number of Shares, as set forth in the Notice, net of withholding taxes. Payment shall be made in cash within fifteen (15) business days of any exercise. Notwithstanding the foregoing, the Grantee may, in lieu of the cash amount described above, receive a whole number of Shares with an aggregate Fair Market Value (measured as of the close of market today) equal to such cash payment by initialing the box below.

☐

I, the Grantee, elect to have the cash amount described above to be paid to me in Shares, subject to the provisions regarding no issuance of fractional Shares (or any cash payment in lieu thereof) as set forth in the SAR Agreement.

4.     Rights as Shareholder. In the event the Grantee elects to receive payment in the form of Shares, until the Shares are issued, no right to vote or receive distributions on account thereof or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the SAR. No adjustment will be made for a distribution or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 10 of the Plan.

5.     Tax Consultation. The Grantee understands that the Grantee will incur taxes as a result of the Grantee’s exercise of the SAR. The Grantee represents that he/she has consulted with any tax consultants the Grantee deems advisable in connection with the exercise of the SAR and that the Grantee is not relying on the Company for any tax advice.

6.     Taxes. The Grantee agrees to satisfy all applicable foreign, federal, state and local income and employment tax withholding obligations and herewith delivers to the Company the full amount of such obligations or has made arrangements acceptable to the Company to satisfy such obligations.

7.     Successors and Assigns. This Notice shall be binding upon the Grantee and his or her spouse, heirs, executors, administrators, successors and permitted assigns.

8.     Construction. The captions used in this Exercise Notice are inserted for convenience and shall not be deemed a part of this agreement for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

9.     Administration and Interpretation. The Grantee hereby agrees that any question or dispute regarding the administration or interpretation of this Exercise Notice shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

10.     Governing Law; Severability. This Exercise Notice is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Should any provision of this Exercise Notice be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

11.     Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

12.     Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this agreement.

13.     Entire Agreement. The Notice, the Plan and the SAR Agreement are incorporated herein by reference and together with this Exercise Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice, the Plan, the SAR Agreement and this Exercise Notice (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties.

Submitted by:	Accepted by:

GRANTEE:	JMP GROUP LLC

By: _________________________

___________________ (Signature)	Title: _______________________ Date of Receipt of Notice:

Address:	Address:

__________________________ __________________________	600 MONTGOMERY STREET, SUITE 1100 SAN FRANCISCO, CA 94111

ANNEX 1

Change in Control Events: Notwithstanding anything to the contrary set forth in the SAR Agreement, in the event a Change in Control occurs prior to the date the Vesting Date, the SAR shall vest immediately prior to the effective date of such Change in Control. For the avoidance of doubt, if the Award is Assumed or Replaced, the Award shall remain unvested until the Vesting Date in the event of any Corporate Transaction that is not a Change in Control and Section 11(b) of the Plan shall not apply to this Award.

Defined Terms: The following terms shall be defined as follows:

(i)     “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(ii)     “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such shareholders accept, or (ii) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors); provided that, the transaction must also constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A) of the Company.

(iii)     “Shares” means the shares representing limited liability company interests in the Company.

(iv)     “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months (inclusive of their tenure as Board members of JMP Group Inc.) or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(v)     “Corporate Transaction” means any of the following transactions, provided, however, that the Company shall determine under parts (v) and (vi) whether multiple transactions are related, and its determination shall be final, binding and conclusive: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company;(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(vi)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vii)     “Separation from Service” means the Grantee’s death, retirement or other termination of employment or service with the Company and its Related Entities (as determined in accordance with Code Section 409A(2)(A)(i) and Treasury regulation section 1.409A-1(h), as each may be amended from time to time). A Separation of Service shall constitute a termination of the Grantee’s Continuous Service.

(viii)     “Disability” shall mean a disability within the meaning of Code Section 409A(a)(2)(C) and Treasury regulation section 1.409A-3(i)(4), as each may be amended from time to time. The determination of whether a Grantee is Disabled shall be made by the Company in its sole discretion.

(ix)     “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

Grantee Covenants: As a condition to the Grantee's receipt of this Award, the Grantee agrees to be subject to the following covenants (the “Grantee Covenants”):

(a)     Confidential Information. The Grantee hereby acknowledges that unauthorized disclosure of Confidential Information to third parties outside the Company will cause the Company substantial, immediate and irreparable harm. For purposes hereof, “Confidential Information” means non-public information concerning the Company and its clients, including without limitation, information concerning the Company’s and its clients’ businesses, strategies, operations, financial affairs, organizational and personnel matters, policies and procedures. Confidential Information may have been or be provided in written or electronic form or orally. Further, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, the Grantee hereby undertakes to use and protect Confidential Information in accordance with the restrictions placed on its use and/or disclosure. Without limiting the foregoing, except as authorized by the Company or as required by applicable law, the Grantee may not disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, partner, employee, attorney or agent of the Company and, in the Grantee’s reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Company. The Grantee may not take or use Confidential Information for his or her own purposes, or purposes of third parties, either directly or indirectly, including, without limitation, for the purpose of furthering current or future employment outside the Company or for outside activities, personal gain or profit. The Company reserves the right to avail itself of all legal or equitable remedies, including preliminary injunction and restraining order, to prevent impermissible use of Confidential Information and/or to recover damages incurred as a result of such use of Confidential Information. The foregoing obligations will survive, and remain binding and enforceable notwithstanding any termination of the Grantee’s employment with the Company and any settlement of the financial rights and obligations arising from the Grantee’s employment with the Company. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Grantee and the Company shall constitute Confidential Information except that the Grantee may disclose information concerning such dispute to the arbitrator or other trier of fact who is considering such dispute, or to the Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

(b)     Solicitation of Employees. The Grantee hereby agrees that during the Grantee’s employment and for a period of one year following his or her Separation from Service, Grantee will not, in any manner, directly or indirectly, solicit any person who is an Employee to resign from the Company. For purposes hereof, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(c)     Garden Leave. To the extent permitted by applicable law, the Grantee hereby agrees that during the Coverage Period, the Executive Committee may, in its sole and absolute discretion, continue Grantee’s employment, pay the Grantee’s base salary or draw, as applicable, and require that the Grantee refrain from engaging in any other employment or business activities until the Executive Committee determines otherwise. The Grantee may continue to participate in any benefit plan for which he or she continues to be eligible, subject to the payment of necessary premiums and the terms and conditions of the applicable benefit plans. The Grantee will not receive or participate in any incentive pay or bonus arrangements. During the Coverage Period, the Grantee will not be required to perform any duties for the Company. During the Coverage Period, the Company may, in its sole discretion, deny or restrict the Grantee’s access to the Company’s clients, customers, premises, Confidential Information and telephone and computer systems. For purposes hereof, the term “Coverage Period” means, at the discretion of the Executive Committee, either the 90-day period beginning on the date on which the Grantee’s Separation from Service would otherwise have occurred as a result of notice of resignation by Grantee or notice of termination of the Grantee’s employment by the Company. The Company may, in its sole discretion, elect not to invoke, or to shorten, the duration of, the Coverage Period. If the Company elects to terminate the Coverage Period early, the Company will not continue to pay, or provide benefits to, the Grantee. In the event of any breach of this provision by the Grantee, the Company will have no obligation to continue providing compensation or benefits to Grantee. Grantee acknowledges that a breach of his or her obligations hereunder would cause irreparable damage to the Company and monetary damages alone would be an insufficient remedy for such a breach. Therefore, the Company, in addition to any other rights or remedies that it may have, will be entitled to a preliminary or temporary injunctive order restraining Grantee from violating or continuing to violate such obligations. Nothing contained herein shall alter Grantee’s at-will employment status with the Company. In addition, nothing contained herein shall defer the date upon which Shares would be issued upon exercise of the SAR in the absence of the garden leave or otherwise extend the term of the SAR beyond the Expiration Date.

(d)     Reasonable Scope. Grantee acknowledges and agrees that the Grantee Covenants and agreements contained herein are reasonable and valid in temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the trade secrets, Confidential Information, Client relationships, goodwill, and other legitimate business interests of the Company.

(e)     Extended Duration of Covenants. The duration of the non-solicitation and garden leave clauses set forth in subsections (b) – (c) shall be extended by the length of time of any litigation relating to the enforcement of these clauses; provided, however, that nothing contained herein shall defer the date upon which Shares would be issued upon exercise of the SAR (if elected by Grantee) or otherwise extend the term of the SAR beyond the Expiration Date.